Filed under Rule 497(k)
Registration No. 811-08789

VALIC COMPANY I

Supplement to the Summary Prospectus dated October 1, 2013, as supplemented to date

At a meeting held on January 27-28, 2014, the Board of Directors (the "Board") of VALIC Company I ("VC I"), including a majority of the directors who are not interested persons of VC I (the "Independent Directors"), as defined in the Investment Company Act of 1940, as amended, approved an Investment Sub-Advisory Agreement (the "SAAMCo Sub-
Advisory Agreement") between The Variable Annuity Life Insurance
Company ("VALIC") and SunAmerica Asset Management, LLC
("SAAMCo") with respect to the International Equities Fund (the "Fund").
In accordance with VALIC's manager-of-managers exemptive order granted by the Securities and Exchange Commission, the SAAMCo Sub-Advisory
Agreement is subject to shareholder approval with respect to the Fund. The Board has called a special meeting of the Fund's shareholders to be held on or about May 13, 2014 to consider the proposals to approve the SAAMCo Sub-Advisory Agreement. Shareholders of record on the record date, entitled to notice of and to vote at the special meeting, will receive proxy materials describing the proposal in more detail.
If the Fund's shareholders approve the SAAMCo Sub-Advisory Agreement, PineBridge Investments, LLC ("PineBridge") will cease to sub-advise the Fund and the following changes to the Fund's prospectus will become effective once SAAMCo commences managing the Funds:
International Equities Fund.

The name of the Fund will be changed to the "International Equities Index
Fund."
In the Fund Summary, the Fund's Investment Objective will be deleted in its entirety and replaced with the following:
The Fund seeks long-term capital growth
through investments in equity securities
that, as a group, are expected to provide
investment results closely corresponding
to the performance of the MSCI EAFE
Index (the "Index").
The Principal Investment Strategies of the Fund will be deleted in its entirety and replaced with the following:
The Fund is managed to seek to track the
performance of the Index, which
measures the stock performance of large-
and mid-cap companies in developed
countries outside the U.S. The sub-
adviser may endeavor to track the Index
by purchasing every stock included in
the Index, in the same proportions; or, in
the alternative, the sub-adviser may
invest in a sampling of Index stocks by
utilizing a statistical technique known as
"optimization." The goal of optimization
is to select stocks which ensure that
various industry weightings, market
capitalizations, and fundamental
characteristics, (e.g., price-to-book,
price-to-earnings, debt-to-asset ratios
and dividend yields) closely approximate
those of the Index.
The Fund invests, under normal
circumstances, at least 80% of net assets
in stocks that are in the Index. Although
the Fund seeks to track the performance
of the Index, the performance of the
Fund will not match that of the Index
exactly because, among other reasons,
the Fund incurs operating expenses and
other investment overhead as part of its
normal operations.
In order to generate additional income,
the Fund may lend portfolio securities to
broker-dealers and other financial
institutions provided that the value of the
loaned securities does not exceed 30% of
the Fund's total assets. These loans earn
income for the Fund and are
collateralized by cash, securities issued
or guaranteed by the U.S. Government or
its agencies or instrumentalities, and
such other securities as the Fund and the
securities lending agent may agree upon.
Under Principal Risks of Investing in the Fund, "Emerging Markets Risk"
and "Derivatives Risk" will be deleted in their entirety, and the following risk will be inserted:
Index Risk. In attempting to track the
performance of the Index, the Fund may
be more susceptible to adverse
developments concerning a particular
security, company or industry because
the Fund generally will not use any
defensive strategies to mitigate its risk
exposure.
In addition, "Large-Cap Company Risk" will be deleted in its entirety and replaced with the following:
Large- and Mid-Cap Company Risk.
Investing primarily in large-cap and mid-
cap companies carries the risk that due to
current market conditions these
companies may be out of favor with
investors.  Large-cap companies may be
unable to respond quickly to new
competitive challenges or attain the high
growth rate of successful smaller
companies. Stocks of mid-cap
companies may be more volatile than
those of larger companies due to, among
other reasons, narrower product lines,
more limited financial resources and
fewer experienced managers.
In the Investment Adviser section, the first paragraph and the table will be deleted in their entirety and replaced with the following:
The Fund's investment adviser is The
Variable Annuity Life Insurance
Company. The Fund is sub-advised by
SunAmerica Asset Management, LLC
("SAAMCo").
Portfolio Managers
Name
Portfolio Manager of
the Fund Since
Title
Timothy Campion
2014
Senior Vice President,
Portfolio Manager
Kara Murphy, CFA
2014
Senior Vice President,
Chief Investment
Officer, Portfolio
Manager
Andrew Sheridan
2014
Senior Vice President,
Portfolio Manager

Please keep this supplement with your prospectus for future reference

Date:	January 28, 2014